UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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iCAD, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, New Hampshire 03062

May     , 2020

Dear Stockholders:

You are cordially invited to attend iCAD, Inc.’s 2020 Annual Meeting of Stockholders which will be held on Friday, June 26, 2020 at 10:00 A.M. (EDT) virtually via the internet at https://www.cstproxy.com/icad/2020. The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast on the internet. No physical meeting will be held.

The Notice of Annual Meeting and Proxy Statement, which follow, describe the business to be conducted at the meeting.

Your vote is very important. Whether or not you plan to attend the virtual meeting, we will appreciate a prompt submission of your vote.

Cordially,

Michael Klein

Executive Chairman and Chief Executive Officer

iCAD, Inc.

98 Spit Brook Road

Nashua, New Hampshire 03062

NOTICE OF 2020 Annual Meeting OF STOCKHOLDERS

TO BE HELD ON JUNE 26, 2020

To the Stockholders of iCAD, Inc.:

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of iCAD, Inc. (the “Company,” “our” and “we”) will be held virtually via the internet at https://www.cstproxy.com/icad/2020. on Friday, June 26, 2020, at 10:00 A.M. (EDT), for the following purposes:

1.	To elect five directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	To approve and adopt an amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase our authorized shares of common stock from 30,000,000, par value $0.01 per share, to 60,000,000, par value $0.01 per share;

3.	To approve, by non-binding advisory vote, the resolution approving named executive officer compensation (the “Say on Pay Proposal”);

4.	To ratify the appointment of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

5.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast on the internet. No physical meeting will be held. Only stockholders of record at the close of business on April 29, 2020 are entitled to receive the notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

If your shares are registered in your name with Continental, the Company’s transfer agent, and you wish to attend the online-only virtual meeting, go to www.cstproxy.com/icad/2020, enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Beneficial stockholders who wish to attend the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental at least 5 business days prior to the meeting date.

The Company’s Board of Directors (the “Board”) believes that the election of the nominees specified in the accompanying proxy statement as directors at the Annual Meeting is in the best interest of the Company and its stockholders and, accordingly, unanimously recommends a vote “FOR” such nominees. The Board unanimously recommends that you vote “FOR” the proposal to approve the amendment to our Certificate of Incorporation, that you vote “FOR” the Say on Pay Proposal, and that you vote “FOR” ratifying the appointment of BDO as the Company’s independent registered public accounting firm.

By Order of the Board of Directors,

R. Scott Areglado
Chief Financial Officer

May    , 2020

iCAD, Inc.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Date:	June 26, 2020

Time:	10:00 A.M. (EDT)

Place:	Virtually via the Internet at https://www.cstproxy.com/icad. No physical meeting will be held.

Meeting Admission:	If you are a stockholder of record, you must use your 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials, to enter the Annual Meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the record date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual annual meeting.

Record Date:	April 29, 2020

Voting:	Stockholders as of the record date are entitled to one vote per share on matters presented at the Annual Meeting or any postponements or adjournments of the Annual Meeting

Voting Matters and the Board’s Recommendation

Agenda Item	Board Vote Recommendation	Page Reference
Election of five directors	FOR each Director Nominee	7
Approval of the amendment to our Certificate of Incorporation	FOR	25
Approval, on an advisory basis, of the Say on Pay Proposal	FOR	28
Ratification of the appointment of BDO USA LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020	FOR	29

In addition to these matters, stockholders may be asked to vote on such other matters as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Corporate Governance Highlights

Set forth below are highlights of our corporate governance practices that are further discussed in the “Corporate Governance” section of the proxy statement beginning on page 9:

•	Four of our five directors are independent under Nasdaq standards.

•	Our Board leadership continues to consist of an Executive Chairman of the Board and independent Committee Chairs.

•	We value diversity, which is exhibited in our directors’ gender, experience, and skills.

•	Our Board met ten times in 2019 with executive sessions of independent directors at each regularly scheduled Board meeting and as deemed necessary.

•	No classified board; directors are elected annually.

•	A “Say on Pay” advisory vote is conducted annually.

•	Stockholders are asked to ratify the appointment of our independent registered public accounting firm annually.

iCAD, Inc.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 26, 2020

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of iCAD, Inc. (the “Company”, “iCAD”, “we”, “us”, or “our”) for use at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 26, 2020 at 10:00 A.M. (EDT), virtually via the Internet at https://www.cstproxy.com/icad/2020. The annual meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast on the internet. No physical meeting will be held.

Management intends to send or give to stockholders this proxy statement, the accompanying form of proxy card and the 2019 Annual Report to Stockholders on or about May 26, 2020.

Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting at the virtual meeting. Attendance at the Annual Meeting will not in itself constitute a revocation of your proxy.

If your shares are held in street name through a broker, bank, or other nominee, please review the voting instructions provided by the broker, bank or other nominee holding your shares or contact such organization regarding how to change your vote.

The address and telephone number of the principal executive offices of the Company are:

98 Spit Brook Road

Suite 100

Nashua, NH 03062

Telephone No.: (603) 882-5200

At the Annual Meeting, the stockholders of the Company will vote on: (1) the election of five nominees to serve as directors, (2) approval of the amendment to our Certificate of Incorporation, (3) approval, by non-binding advisory vote, of the resolution approving named executive officer compensation (the “Say on Pay Proposal”), (4) the ratification of the appointment of BDO USA LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, and (5) any other matters properly brought before the Annual Meeting or any postponements or adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 26, 2020: This Proxy Statement, the form of proxy and the Company’s 2019 Annual Report to Stockholders are available for review on the Internet at http://www.cstproxy.com/icadmed/2020.

Your Vote is Important

Please vote as promptly as possible by signing, dating and returning the enclosed Proxy Card. You may also vote by attending the virtual Annual Meeting.

OUTSTANDING STOCK AND VOTING RIGHTS

Only holders of the Company’s common stock at the close of business on April 29, 2020 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 22,867,121 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters. There are no cumulative voting rights.

VOTING PROCEDURES

Quorum. A quorum is present if a majority of the shares entitled to vote at the Annual Meeting are present in person or represented by proxy at the Annual Meeting. Abstentions and “broker non-votes” (i.e., when a broker does not have discretionary authority to vote on a specific issue) are counted as present for purposes of determining a quorum.

Vote Required and Abstentions and Broker Non-Votes. The table below summarizes the votes required for approval of each matter to be brought before the Annual Meeting, as well as the treatment of abstentions and broker non-votes. If you sign and return a proxy but do not specify how you want your shares voted, your shares will be voted FOR the director nominees and FOR the other proposals listed below.

	Proposal	Vote Required for Approval of Each Item	Abstentions	Broker Non-Votes
I	Election of Directors	Each director shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.	No effect on this proposal.	No effect on this proposal.
II	Approval of Amendment to Our Certificate of Incorporation	The affirmative vote of a majority of shares entitled to vote at the Annual Meeting is required to approve this proposal.	Counted as “against”.	Same effect as a vote “Against.”

III	Advisory Vote on Say on Pay Proposal	The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal III is required to approve this proposal.	Counted as “against”.	No effect on this proposal.

IV	Ratification of Appointment of Auditors	The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal IV is required to approve this proposal.	Counted as “against”.	Not applicable since brokers have discretionary authority to vote on this proposal.

Please note that brokers may not use discretionary authority to vote shares on Proposals I, II, and III if they have not received instructions from their clients. Please vote your proxy or deliver instructions to your broker so your vote can be counted.

The approval of any other business as may properly come before the Annual Meeting, or any postponement or adjournment thereof, will require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal.

Discretionary Voting Power. The Board is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto in what, according to their judgment, is in the best interests of the Company and its stockholders. If any nominee is unable (or for whatever reason declines) to serve as a director at the time of the Annual Meeting, proxies may be voted for the election of a qualified substitute nominee selected by the Board.

PROPOSAL I

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation, as amended, provides for the annual election of all of its directors. Currently, at each Annual Meeting of Stockholders, directors are elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified or until the director’s earlier resignation or removal. Each director nominee named below, who is presently a member of the Board, has indicated to the Board that he or she will be available to serve on the Board if elected. All nominees have been recommended by the Company’s Nominating and Corporate Governance Committee. Mr. Michael Klein, Dr. Susan Wood and Dr. Rakesh Patel, and Mr. Andy Sassine were elected as directors by our stockholders at our 2019 Annual Meeting of Stockholders, and Mr. Nathaniel Dalton was appointed to the board effective January 12, 2020

The following table sets forth the name, age and principal occupation of the nominees for election at this Annual Meeting and the length of continuous service as a director of the Company. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to iCAD and our Board.

Name	Age	Principal Occupation or Employment	Director Since
Michael Klein	66	Executive Chairman and Chief Executive Officer	2018

Nathaniel Dalton	53	Director and Senior Advisor of Affiliated Manager’s Group, Inc.	2020

Dr. Rakesh Patel	47	Chief Executive Officer of Precision Cancer Specialists Medical Group.	2018

Andy Sassine	55	Chief Financial Officer of Arcturus Therapeutics Holdings Inc.	2015

Dr. Susan Wood	58	Chief Executive Officer of VIDA Diagnostics, Inc.	2018

Mr. Michael Klein is the Company’s Executive Chairman and Chief Executive Officer. Mr. Klein has served as the Chief Executive Officer at Inflection Point Consulting, an executive coaching and consulting firm with a focus on medical technology, biopharma and healthcare services, since December 2014. Prior to that, he was the Chief Executive Officer at SonaCare Medical, LLC (f/k/a US HIFU, LLC), a global leader in minimally invasive high intensity focused ultrasound technologies, from December 2011 to November 2014. From April 2011 to December 2011, Mr. Klein was the President of the Civco Radiation Oncology Division within Roper Industries, a diversified industrial company that produces engineered products for global niche markets. He was President and Chief Executive Officer of Xoft, Inc., a medical device company, a position he held from December 2004 until the sale of Xoft to the Company in December 2010. Prior to joining Xoft, from 2000 to 2004, Mr. Klein served as Chairman, President and Chief Executive Officer of R2 Technology, Inc., a breast and lung cancer computer aided detection company. Previously, Mr. Klein served in VP, Sales and Marketing Roles at Varian Medical Systems (VAR) and Becton Dickinson (BDX). Mr. Klein received a Bachelor of Arts degree from the University at Albany, SUNY. Mr. Klein also received his M.B.A. from the New York Institute of Technology and completed his post-graduate Executive Education Studies at Harvard University and Babson College. We believe Mr. Klein’s qualifications to serve on our Board of Directors include his significant experience as an executive in the healthcare industry, his understanding of our products and markets and his previous tenure on our Board.

Mr. Nathaniel Dalton is one of the founders of the global asset management firm Affiliated Managers Group, Inc. (NYSE: AMG), where he remains a Director and Senior Advisor. Mr. Dalton held a range of executive positions at AMG, including General Counsel, Chief Operating Officer, President and Chief Executive Officer. He was also the founding investor of Talari Networks, the pioneering SD-WAN technology company, serving as a board observer for more than a decade; and is an investor in, and advisor to, several growth companies operating at the intersection of technology and healthcare. Mr. Dalton is a Trustee of Boston University and serves on the Investment Committee for its Endowment. He also serves on the advisory board of the Institute for Sustainable Energy. Mr. Dalton received a J.D. from Boston University School of Law and a B.A. from the University of Pennsylvania. We believe that Mr. Dalton’s extensive knowledge and experience in the financial services and investment management industries, as well as his experience as an investor in and advisor to other companies of a similar size, qualifies him to serve as a member of our Board of Directors.

Dr. Rakesh Patel has served as medical director of Radiation Oncology and Chair of the Multi-Disciplinary Breast Care Program at Good Samaritan Hospital since July 2013. In addition, he has served as co-founder of the TME Breast Care Network, a high-end physician peer-to-peer knowledge-sharing, research, education and consulting company, since January 2013. Dr. Patel has also served as Chief Executive Officer of Precision Cancer Specialists Medical Group, an organization whose core mission is to improve quality and access to advanced, targeted radiation therapy, since December 2016. He previously served on the board of directors of Radion, Inc., a company that improved quality of access for patients and doctors with an innovative e-collaboration platform, the assets of which were acquired by the Company in July 2014. Prior to that, Dr. Patel was the founder and served on the board of directors of BrachySolutions, Inc. (acquired by Radion Inc.), a telehealth company focused on improving quality and access to advanced brachytherapy globally via custom e-learning modules. He holds a Bachelor of Science degree from the University of Notre Dame and an M.D. from Indiana University School of Medicine. Dr. Patel completed his radiation oncology residency at the University of Wisconsin-Madison. We believe Dr. Patel’s qualifications to serve on our Board of Directors include his expertise in the medical field as well as his understanding of our products and markets.

Mr. Andy Sassine currently serves as Chief Financial Officer and member of the board of directors of Arcturus Therapeutics Holdings Inc., a biotech company focusing on using mRNA to target rare diseases. Mr. Sassine served in various positions at Fidelity Investments from 1999 to 2012, rising to the position of Portfolio Manager. Prior to joining Fidelity, he served as a vice president in the Acquisition Finance Group at Fleet National Bank. Mr. Sassine previously served on the boards of MYnd Analytics, Inc., Acorn Energy, Freedom Meditech, Inc., Gemphire Therapeutics, Inc., and MD Revolution. Mr. Sassine was a member of the Henry B. Tippie College of Business, University of Iowa Board of Advisors from 2009 to 2018 and served on the Board of Trustees at the Clarke Schools for Hearing and Speech from 2009 to 2014. Mr. Sassine holds a Bachelor of Arts degree from the University of Iowa and an MBA from the Wharton School at the University of Pennsylvania. We believe Mr. Sassine’s extensive knowledge and experience as a fund manager and board member of other similarly sized companies qualifies him to serve as a member of our Board of Directors.

Dr. Susan Wood has served as the President and Chief Executive Officer of VIDA Diagnostics, Inc., a leader in precision imaging and AI for pulmonary medicine, since September 2009. From July 2005 to December 2008, she held the position of Executive Vice President of Marketing and Technology for Vital Images, Inc., an innovative software company specializing in cardiovascular applications for advanced analysis software. Dr. Wood holds multiple patents in the field of computer-aided detection and quantitative imaging; has authored numerous book chapters, peer-reviewed papers, abstracts, and has served as an invited speaker at numerous conferences in the area of three-dimensional imaging of the thorax, quantitative imaging and computer-aided detection. She holds a Bachelor of Science in Engineering from the University of Maryland, College Park and a Master of Science in Biomedical Engineering from Duke University. Dr. Wood also holds a Ph.D. from the Johns Hopkins Medical Institutions, School of Hygiene and Public Health. We believe Dr. Wood’s qualifications to serve on our Board of Directors include her expertise in the medical field and her knowledge of our markets.

APPROVAL REQUIRED AND RECOMMENDATION

Each director shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” THE ELECTION OF EACH NOMINEE LISTED ABOVE.

CORPORATE GOVERNANCE

The Board of Directors and Director Independence

The Board currently consists of five members, and following the 2020 Annual Meeting, if all of the proposed nominees are elected, the Board will consist of five members. The Board has determined that all the non-employee directors (all directors other than Mr. Michael Klein) meet the director independence requirements under the applicable listing rules of The Nasdaq Stock Market LLC (“Nasdaq”).

Leadership Structure

The Board believes that the Company and its stockholders will benefit from the expertise of Mr. Michael Klein serving as Executive Chairman. The Board believes that it can best leverage Mr. Klein’s experience while he works on day-to-day matters at the Company and keeps the Board well informed, with the other directors well-positioned to advise on areas where they have a specific expertise. In accordance with the Company’s amended and restated by-laws (the “By-Laws”), the Board appointed Mr. Klein as Executive Chairman of the Board and Chief Executive Officer.

Board Oversight of Risk

The Board’s role

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of the executive management team on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic, transactional and reputational risks. The full Board receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies.

Risk Assessment in Compensation Policies and Practices for Employees

The Compensation Committee reviewed the elements of our compensation policies and practices for all of our employees, including our named executive officers, in order to evaluate whether risks that may arise from such compensation policies and practices are reasonably likely to have a material adverse effect on our Company. The Compensation Committee concluded that the following features of our compensation programs guard against excessive risk-taking:

•	compensation programs provide a balanced mix of short-term and longer-term incentives;

•	base salaries are consistent with employees’ duties and responsibilities;

•	cash incentive awards are capped by the Compensation Committee;

•	cash incentive awards are tied mostly to corporate performance goals, rather than individual performance goals;

•	vesting periods for equity awards encourage executives to focus on sustained stock price appreciation;

•	our clawback policy provides our Board the ability to recoup any erroneously awarded performance-based compensation from executive officers on account of intentional misconduct; and

•	our robust stock ownership guidelines for executive officers provide alignment with stockholder interests.

The Compensation Committee believes that, for all of our employees, including our named executive officers, our compensation programs do not lead to excessive risk-taking and instead encourage behavior that supports sustainable value creation. We believe that risks that may arise from our compensation policies and practices for our employees, including our named executive officers, are not reasonably likely to have a material adverse effect on our Company.

Board Committees

The Board has four standing committees: (i) the Audit Committee; (ii) the Compensation Committee; (iii) the Nominating and Corporate Governance Committee; and (iv) the Strategy Committee. The committees are comprised solely of persons who meet the definition of an “independent director” under the Nasdaq listing rules. In addition, the Board has determined that each member of the Audit Committee meets Nasdaq independence requirements applicable to members of an audit committee. The Board of Directors has also determined that members of the Compensation Committee meet additional independence requirements under the Nasdaq listing rules for members of a compensation committee.

The Audit Committee, Nominating and Corporate Governance Committee and the Compensation Committee operate under written charters adopted by the Board. A copy of our Nominating and Corporate Governance Committee Charter, our Audit Committee Charter and our Compensation Committee Charter are available on the Company’s website at https://www.icadmed.com/governance.html. Information on our website does not constitute a part of this proxy statement.

Audit Committee

The Audit Committee, among other things, selects the firm to be appointed as the independent registered public accounting firm to audit our financial statements and reviews and discusses the scope and results of each audit with the independent registered public accounting firm and with management. The responsibilities of the Audit Committee are further described in the Audit Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at https://www.icadmed.com/assets/audit-committee-charter2.pdf.

The Audit Committee held five meetings during 2019. The Audit Committee is composed of Mr. Dalton, Dr. Wood and Mr. Sassine, who serves as its chairman. Our Board has determined that each member of the Audit Committee meets the definition of an “independent director” under the applicable Nasdaq listing rules and the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Board has also determined that Mr. Sassine qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things, developing and recommending to the Board corporate governance policies for iCAD, establishing procedures for the director nomination process and recommending nominees for election to the Board. The responsibilities of the Nominating and Corporate Governance Committee are further described in the Nominating and Corporate Governance Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at https://www.icadmed.com/assets/nominating-and-corporate-governance-committee-charter2.pdf. The Nominating and Corporate Governance Committee held one meeting during 2019.

The Nominating and Corporate Governance Committee consists of Mr. Dalton, who serves as its chairman, Mr. Sassine and Dr. Wood.

Compensation Committee

The Compensation Committee is responsible for, among other things, assisting the Board in overseeing our executive compensation strategy and reviewing and approving the compensation of our executive officers and administering our various stock option and incentive plans. The responsibilities of the Compensation Committee are further described in the Compensation Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at https://www.icadmed.com/assets/compensation-committee-charter2.pdf. The Compensation Committee held five meetings during 2019.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Dr. Wood, who serves as its chairwoman, Dr. Patel, Mr. Dalton and Mr. Sassine. No person who served as a member of the Compensation Committee during the fiscal year ended December 31, 2019 was a current or former officer or employee of the Company or engaged in certain transactions with the Company required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during the fiscal year ended December 31, 2019, which generally means that no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

Strategy Committee

The responsibilities of the Strategy Committee include, among other things, identifying new opportunities for the Company’s Detection and Therapy segments, providing advisory support to the full Board and building relationships between the Company and lead industry partners. The Strategy Committee was formed in September 2019, and consists of Dr. Patel, who serves as its chairman, and Dr. Wood. Each member of the Strategy Committee receives, for serving on the Strategy Committee, an annual cash retainer of $1,250, or $2,500 for the chairman.

Board and Committee Meetings and Attendance at Annual Meeting of Stockholders

During the fiscal year ended December 31, 2019, the Board held ten meetings. During 2019, each of the Company’s directors attended at least seventy-five percent of the aggregate of: (1) the total number of meetings of the Board; and (2) the total number of meetings of all Board committees on which they served.

The Company’s current policy strongly encourages that all of its directors attend all Board and Committee meetings and the Company’s Annual Meeting of Stockholders, absent extenuating circumstances that would prevent their attendance. One of the current directors attended last year’s Annual Meeting of Stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires certain of our officers and our directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10 percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, we believe that during the year ended December 31, 2019, other than as set forth below, all filing requirements applicable to all of our officers, directors, and greater than 10% beneficial stockholders were timely complied with.

On September 4, 2019, Form 4s for Jonathan Go and Scott Areglado were filed one day late.

CODE OF BUSINESS CONDUCT AND ETHICS

We have developed and adopted a comprehensive Code of Business Conduct and Ethics to cover all of our employees. Copies of the Code of Business Conduct and Ethics can be obtained, on the Company’s website at https://www.icadmed.com/assets/code-of-business-conduct-and-ethics2.pdf and without charge, upon written request, addressed to:

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, NH 03062

Attention: Corporate Secretary

COMMUNICATIONS WITH THE BOARD

The Board, through its Nominating and Corporate Governance Committee, has established a process for stockholders to send communications to the Board. Stockholders may communicate with the Board individually or as a group by writing to: The Board of Directors of iCAD, Inc. c/o Corporate Secretary, 98 Spit Brook Road, Suite 100, Nashua, NH 03062. Stockholders should identify their communication as being from an iCAD stockholder. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by an iCAD stockholder before transmitting the communication to the Board.

CONSIDERATION OF DIRECTOR NOMINEES

Stockholders wishing to recommend director candidates to the Nominating and Corporate Governance Committee must submit their recommendations in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, iCAD, Inc., 98 Spit Brook, Suite 100, Nashua, NH 03062.

The Nominating and Corporate Governance Committee will consider nominees recommended by iCAD stockholders provided that the recommendation contains sufficient information for the Nominating and Corporate Governance Committee to assess the suitability of the candidate, including the candidate’s qualifications, and complies with the procedures set forth below under “Deadline and Procedures for Submitting Board Nominations”. In addition, the recommendation must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under applicable Nasdaq listing rules, or, alternatively, a statement that the recommended candidate would not be so barred. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Nominating and Corporate Governance Committee receive. A recommendation which does not comply with the above requirements will not be considered.

The qualities and skills sought in prospective members of the Board are determined by the Nominating and Corporate Governance Committee. When reviewing candidates to our Board, the Nominating and Corporate Governance Committee considers the evolving needs of the Board and seeks candidates that fill any current or anticipated future needs. The Nominating and Corporate Governance Committee generally requires that director candidates be qualified individuals who, if added to the Board, would provide the mix of director characteristics, experience, perspectives and skills appropriate for iCAD. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the Nominating and Corporate Governance Committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to iCAD. Such persons should not have commitments that would conflict with the time commitments of a director of iCAD. Such persons shall have other characteristics considered appropriate for membership on the Board, as determined by the Nominating and Corporate Governance Committee. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Board and the Nominating and Corporate Governance Committee believe that it is important that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee and the Board consider the entirety of each candidate’s credentials in the context of the foregoing standards.

DEADLINE AND PROCEDURES FOR SUBMITTING BOARD NOMINATIONS

Our By-Laws requires a stockholder wishing to nominate a candidate for election to our Board at a meeting of our stockholders to give written notice, containing the required information specified below, that must be delivered personally to or mailed to and received by our Corporate Secretary at our principal executive offices (located at 98 Spit Brook Road, Suite 100, Nashua, NH 03062), not less than 50 days nor more than 75 days prior to the meeting; provided, however, that, in the event that we give less than 65 days’ notice or prior public disclosure of the date of the meeting to our stockholders, notice by the stockholder to be timely must be received by our Corporate Secretary not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) such public disclosure was made. Any such notice must set forth: (i) the name and record address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) the class or series and number of shares of our stock which are held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and of the date of such notice; (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) under which the nomination or nominations are to be made by such stockholder; (v) the name, age, business address and residence address of the nominee and such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed by us pursuant to the proxy rules of the SEC, had each nominee been nominated, or intended to be nominated by our Board; and (vi) the written consent of each nominee to serve as our director, if so elected.

COMPENSATION OF DIRECTORS

Director Compensation in Fiscal 2019

Compensation of directors is determined by the Board in conjunction with recommendations made by the Compensation Committee. The Board has approved a compensation structure for non-employee directors consisting of a cash retainer, an annual equity award and an additional cash retainer for Board members serving on a committee. Employee directors are not compensated for their services as directors.

Board and Committee Retainers

For fiscal 2019, annual cash compensation for non-employee directors was $40,000 and $74,285 for the chairman of the board. Additional retainers for each non-employee director who served on one or more board committees in 2019 were as follows:

	Member	Chair
Audit Committee	$9,500	$19,000
Compensation Committee	$7,000	$14,000
Nominating and Governance Committee	$4,500	$9,000
Strategy Committee	$1,250	$2,500

Annual cash compensation for non-employee directors is currently the same for fiscal 2020.

Directors can elect to receive their quarterly board compensation in cash, or in the form of (i) restricted stock based on the cash equivalent of the closing price of the Company’s common stock on the last trading day of each quarter, or (ii) stock options, with an exercise price based on the closing price of the Company’s common stock on the last trading day of each quarter. The number of shares subject to such stock options is determined based on a Black-Scholes valuation.

Such restricted stock is fully vested and such stock options are fully exercisable at the time of grant. For 2019, all directors elected to receive their compensation in the form of stock options.

Annual Equity Compensation

Newly appointed non-employee directors receive a one-time initial award of stock options to purchase 40,000 shares of our common stock, which vest in four equal quarterly installments through the first anniversary of the date of grant. Continuing directors receive an annual award of stock options to purchase 30,000 shares of our common stock, which also vest in four equal quarterly installments through the first anniversary of the date of grant.

Stock Ownership Guidelines for Non-Employee Directors

We believe that stock ownership by our non-employee directors aligns the interests of our directors with the long-term interests of our stockholders. Accordingly, the Company has adopted stock ownership guidelines for non-employee directors, whereby each non-employee director is expected to own 30,000 shares within five years of initial election or five years from the adoption of the guideline, whichever is later. Only shares owned outright are credited toward the ownership goals.

DIRECTOR COMPENSATION *

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Stock Awards ($)	Total ($)
Dr. Rakesh Patel		57,001	—	57,001
Andy Sassine		88,920	—	88,920
Susan Wood		58,252	—	58,252
Nathaniel Dalton	—	—	—	—

1)	The amounts included in the “Option Awards” column represents the grant date fair value of the stock option awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 6 to our Consolidated financial statements on Form 10-K for the fiscal year ended December 31, 2019.

*	Information with respect to the compensation of Michael Klein, an employee director, is set forth below in the Summary Compensation Table.

EXECUTIVE OFFICERS

All officers serve at the direction of our Board. The Board appoints our officers.

In addition to Mr. Klein, our Executive Chairman and Chief Executive Officer, our other executive officers are Ms. Stacey Stevens, President, Mr. R. Scott Areglado, Chief Financial Officer and Mr. Jonathan Go, Chief Technology Officer.

Ms. Stacey Stevens has served as the Company’s President since March 2019. From February 2016 to March 2019, Ms. Stevens served as the Company’s Executive Vice President, Chief Strategy and Commercial Officer, and from June 2006 to February 2016, she served as the Company’s Senior Vice President of Marketing and Strategy. Prior to joining iCAD, Ms. Stevens held a number of sales, business development, and marketing management positions with Philips Medical Systems, Agilent Technologies, Inc. and Hewlett Packard’s Healthcare Solutions Group (which was acquired in 2001 by Philips Medical Systems). From February 2005 to June 2006, she was Vice President, Marketing Planning at Philips Medical Systems, where she was responsible for the leadership of all global marketing planning functions for Philips’ Healthcare Business. From 2003 to January 2005, she was Vice President of Marketing for the Cardiac and Monitoring Systems Business Unit of Philips, where she was responsible for all marketing and certain direct sales activities of Philips America’s Field Operations. Prior to that, Ms. Stevens held several key marketing management positions in the Ultrasound Business Unit of Hewlett-Packard/Agilent and Philips Medical Systems. Ms. Stevens earned a Bachelor of Arts Degree in Political Science from the University of New Hampshire, and an MBA from Boston University’s Graduate School of Management.

Mr. R. Scott Areglado has served as the Company’s Chief Financial Officer since May 2019. From May 2011 until December 2018, Mr. Areglado served as Company’s Vice President and Corporate Controller, and from December 2018 to May 2019 and September to November 2016, he served as interim Chief Financial Officer. From 2005 to 2010, Mr. Areglado served as Vice President and Controller at AMICAS, Inc., a Nasdaq-listed image and information management solutions company serving the healthcare industry, where he led financial statement preparation and accounting operations for the company. Mr. Areglado has more than 25 years of experience in finance and accounting and was a licensed Certified Public Accountant from 1990 to 2007. Mr. Areglado received an M.B.A. degree from the Franklin W. Olin Graduate School of Business at Babson College and a Bachelor of Business Administration degree in Accounting from the University of Massachusetts, Amherst.

Mr. Jonathan Go is the Company’s Chief Technology Officer. Mr. Go brings more than twenty five years of software development experience in the medical industry to iCAD. Prior to joining iCAD, Mr. Go served as Vice President of Engineering at Merge eMed, a provider of RIS/PACS solutions for imaging centers, specialty practices and hospitals. At Merge eMed, Mr. Go was responsible for software development, product management, testing, system integration and technical support for all of eMed’s products. Before joining Merge eMed, Mr. Go was Director of Engineering at Cedara Software in Toronto. Cedara Software is focused on the development of custom engineered software applications and development tools for medical imaging OEMs. At Cedara, Mr. Go built the workstation program, developing multiple specialty workstations that have been adopted by a large number of OEM partners. Mr. Go earned a Bachelor of Science in Electrical Engineering from the University of Michigan and a Master of Science in Electrical Engineering and Biomedical Engineering from the University of Michigan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information relating to all compensation awarded to, earned by or paid to our named executive officers (“NEOs”) for all services rendered in all capacities to us during the fiscal years noted below.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)	Total ($)
Michael Klein (4)	2019	400,000	—	—	—	—	400,000
Chief Executive Officer	2018	14,423	—	1,617,848	—	1,236	1,633,507

Jonathan Go	2019	299,077	—	45,250	—	26,769	371,096
Chief Technology Officer	2018	285,000	—	—	—	28,027	313,027

Stacey Stevens	2019	318,500		44,250	—	32,800	395,550
President	2018	305,000	95,150	—	—	32,600	432,750

(1)	The amounts included in the “Stock Awards” column represent the grant date fair value of the restricted stock awards granted to the named executive officers, computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2)	The amounts included in the “Option Awards” column represent the grant date fair value of the stock option awards granted to the named executive officers, computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(3)	In March 2020, the Compensation Committee reviewed the performance of the Company and its officers relative to predetermined goals established by the Compensation Committee under the 2019 Plan (described below) and determined that such goals had been met. In May 2020, the Board approved the payment of bonuses, 25% of which was paid in cash and the remaining 75% paid in the form of stock options. Such bonuses, attributable to performance for the year ended December 31, 2019, but not reflected in the Summary Compensation Table above, were awarded as follows: Mr. Klein was awarded $95,370, with $71,527 of such amount to be paid in stock options granted on May 7, 2020; Ms. Stevens was awarded $163,519, with $122,639 of such amount to be paid in stock options granted on May 7, 2020; and Mr. Go was awarded $135,000, with $101,250 of such amount to be paid in stock options granted on May 7, 2020. In addition, on May 7, 2020, the Compensation Committee and the Board approved an additional bonus payment to Mr. Klein for his performance during 2020, in the form of a cash bonus of $32,408 and options to purchase up to 18,373 shares of the Company’s common stock. All options are immediately exercisable at an exercise price of $12.84 per share.

(4)	On April 17, 2020, the Board and Mr. Klein agreed that in lieu of the cash compensation for base salary due to Mr. Klein pursuant to his employment agreement for the period from April 13, 2020 until June 30, 2020, Mr. Klein would be issued options to purchase up to 20,125 shares of the Company’s common stock, at a purchase price of $8.96 per share, exercisable commencing on June 30, 2020 and expiring on June 30, 2030.

Narrative Disclosure to Summary Compensation Table

Executive Compensation Philosophy and Objectives

The Compensation Committee’s executive compensation objectives are to attract and retain highly qualified individuals with a demonstrated record of achievement; reward past performance; provide incentives for future performance; and align the interests of the named executive officers with the interests of the stockholders. In order to accomplish this objective, we offer a competitive total compensation package that consists of base salary; annual non-equity incentive compensation opportunities; long-term incentives in the form of equity awards; and employee benefits.

The Compensation Committee believes that compensation for the named executive officers should be based on our performance. Therefore, for current officers the Compensation Committee has developed variable compensation packages based largely on Company financial performance. The Compensation Committee also considers our industry and geographic location norms in determining the various elements and amounts of compensation for our named executive officers.

Elements of Executive Compensation

The Compensation Committee establishes a total targeted cash compensation amount for each named executive officer, which includes base salary and non-equity incentive compensation. This is intended to incentivize named executive officers to achieve the targeted financial results for our business and to compensate them appropriately if they successfully achieved such performance. The elements of our executive compensation program are designed to deliver both year-to-year and long-term stockholder value increases. A portion of the executives’ compensation is at-risk, and equity-based compensation includes a mix of incentives that vest subject to time or a combination of Company performance and time, tying the executive to both our short-term and long-term success.

The Compensation Committee also considers each named executive officer’s current salary and prior-year incentive compensation along with the appropriate balance between long-term and short-term incentives.

Our executive compensation program consists of the following annual elements:

Element	Description
Base Salary	Fixed annual cash amount to attract and retain top talent

Annual Cash Bonus	At-risk variable incentive compensation to reward for achievement of goals set by the Board

Long-Term Incentive Awards	Equity-based compensation that supports retention, incentivizes performance and promotes stockholder alignment

Select Benefits and Perquisites	Benefits such as health insurance, 401(k) and automobile allowances to remain competitive in our industry

Key Compensation Governance Attributes

The following are best practices of our executive compensation program:

What We Do	What We Don’t Do

✓  Consult an independent compensation consultant

✓  Conduct an annual risk assessment of our pay practices

✓  Solicit stockholder input and incorporate feedback into decision-making process

✓  Use a “double-trigger” for accelerated equity vesting upon a change in control for current named executive officers

✓  Clawback policy for executive officers

✓  Stock ownership guidelines for executive officers and non-employee directors

✓  Insider trading policy prohibits directors, senior executives and other employees from trading in Company stock during blackout periods and while in possession of material non-public information.

×   No tax gross-up provisions

×   No guaranteed salary increases or bonuses

×   No excessive perquisites to NEOs

×   No pension plans or other post-employment benefit plans

×   No severance multipliers in excess of 2x pay

×   No hedging or pledging of Company stock

×   No option repricing without stockholder approval, or option backdating

How We Determine NEO Compensation

Role of the Compensation Committee. All compensation for our named executive officers is reviewed and recommended to the Board by the Compensation Committee, which is composed only of independent directors. The Compensation Committee is responsible for reviewing the performance and establishing the total compensation of our named executive officers on an annual basis. The Compensation Committee discusses compensation matters as part of regularly scheduled meetings.

Role of our Chief Executive Officer. Our Chief Executive Officer annually makes recommendations to the Compensation Committee regarding base salary, non-equity incentive plan compensation and equity awards for himself and the other named executive officers. Such recommendations are considered by the Compensation Committee; however, the Compensation Committee retains full discretion and authority over the final compensation decisions for the named executive officers, subject to approval by the Board.

Role of our Independent Compensation Consultant. The Compensation Committee has the authority to engage independent compensation consultants. The Compensation Committee has in the past, and may in the future, directly commission compensation studies from such consultants to provide benchmark and other data to be used by the Compensation Committee in determining the compensation and benefits for the named executive officers.

During 2019, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consultant, for general executive compensation support. Pearl Meyer also assisted with benchmarking non-employee director compensation, planning for our stock pool refresh proposal, and developing and enhancing our proxy disclosures.

Annual Bonus (Non-Equity Incentive Compensation)

Annually, the Compensation Committee establishes a non-equity incentive compensation plan as a tool to incentivize the named executive officers to achieve certain Company goals for the forthcoming fiscal year. In 2019, the Compensation Committee established a non-equity incentive compensation plan for 2019 (“the 2019 Plan”) intended to incentivize the named executive officers to achieve corporate goals and targets. Under the 2019 Plan, upon the Company achieving pre-determined revenue and adjusted EBITDA targets (“Targets”), each named executive officer is entitled to receive the percentage of their target bonus amount, which is 50% based on the Targets and 50% based on personal performance targets for each named executive officer. The 2019 Plan allows bonus payments that can exceed 100% of each named executive officer’s target bonus amount if performance targets are exceeded by pre-determined amounts and in the discretion of the Compensation Committee and the Board.

The Compensation Committee allocated up to $299,000 for payment of bonuses to the named executive officers other than the Chief Executive Officer, and up to $112,500 for the Chief Executive Officer. The 2019 Plan also provides for the payment of performance-based bonuses to employees of the Company other than the named executive officers. Subject to certain conditions, including the Company maintaining a cash balance above an agreed-upon level, the bonus pool for executive and non-executive employees may be increased to $1.15 million, in the discretion of the Compensation Committee and the Board. In addition, the Board may exercise its discretion to reduce any amounts that might be payable to one or all officers.

In March 2020, the Compensation Committee reviewed the Company’s actual performance relative to the Targets, determined that the Targets had been met, and recommended to the Board the payment of bonuses under the 2019 Plan. In May 2020, Board approved the payment of bonuses, 25% of which was paid in cash and the remaining 75% paid in the form of stock options. Such bonuses, attributable to performance for the year ended December 31, 2019, were awarded as follows: Mr. Klein was awarded $95,370, with $71,527 of such amount to be paid in stock options granted on May 7, 2020; Ms. Stevens was awarded $163,519, with $122,639 of such amount to be paid in stock options granted on May 7, 2020; and Mr. Go was awarded $135,000, with $101,250 of such amount to be paid in stock options granted on May 7, 2020. In addition, on May 7, 2020, the Compensation Committee and the Board approved an additional bonus payment to Mr. Klein for his performance during 2020, in the form of a cash bonus of $32,408 and options to purchase up to 18,373 shares of the Company’s common stock. All options are immediately exercisable at an exercise price of $12.84 per share.

Employment Agreements and Severance and Change in Control Agreements

The Company is in the process of preparing and negotiating new employment agreements with each of its current executive officers. A summary of the current employment agreements appears below. The employment agreements provide for minimum annual salaries and performance-based annual bonus compensation as defined in their respective agreements. In addition, the employment agreements provide that if employment is terminated without cause, the executive will receive an amount equal to their respective base salary then in effect for (i) the greater of the remainder of the original term of employment, (ii) for Mr. Klein, 24 months, or (iii) for other key executives, 18 months.

Mr. Michael Klein, our Executive Chairman and Chief Executive Officer

On January 13, 2020 the Company entered into an employment agreement with Mr. Klein to serve as Executive Chairman and Chief Executive Officer of the Company. Pursuant to the agreement, Mr. Klein serves as Chief Executive Officer and his compensation consists of an annual base salary of $400,000, and a target annual incentive bonus of 65% of his base salary if the Company achieves goals and objectives determined by the Compensation Committee.

Mr. Klein is also entitled to customary benefits, including participation in employee benefit plans as well as a monthly automobile allowance. Mr. Klein’s employment agreement provides that if his employment is terminated without “cause” or if he terminates his employment for “good reason” (as such terms are defined in Mr. Klein’s employment agreement), in each case while he serves as Chief Executive Officer, then: (i) he will continue to receive an amount equal to his base salary for the 15 month period from the date of his termination; (ii) he will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of his termination; and (iii) he will receive continued health benefits for 15 months.

In the event that within six months of a “change in control,” Mr. Klein’s employment is terminated by the Company without “cause,” then: (i) he will continue to receive an amount equal to his base salary for the period of 24 months from the date of his termination; (ii) he will receive the pro rata portion of his incentive bonus, if any, earned for the fiscal year of his termination; and (iii) all unvested stock options and other equity awards granted by the Company will immediately vest and become exercisable and will remain exercisable for not less than 180 days thereafter.

Ms. Stacey Stevens, our President

On June 25, 2008, we entered into an employment agreement with Ms. Stevens, which provides for her employment for an initial term through December 31, 2011, with automatic one-year renewals thereafter subject to certain conditions. Ms. Stevens is also entitled to customary benefits, including participation in employee benefit plans as well as a monthly automobile allowance. Ms. Stevens’ employment agreement also provides for her eligibility to receive, during each year of her employment under the agreement, a target annual incentive bonus of 40% of her base salary if the Company achieves certain goals and objectives determined by the Board.

Ms. Stevens’ employment agreement provides that if her employment is terminated without “cause,” (i) she will continue to receive an amount equal to her base salary for the period of 12 months from the date of her termination, (ii) she will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of her termination, and (iii) she will receive continued health benefits for 12 months.

On December 22, 2016, we amended Ms. Stevens employment agreement to provide that if she is terminated without “cause” within three months of a “change in control,” then (i) she will continue to receive an amount equal to her base salary for 18 months from the date of her termination, (ii) she will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of her termination, and (iii) all unvested stock options and other equity awards granted by the Company shall immediately vest and become exercisable and shall remain exercisable for not less than 180 days thereafter.

On March 12, 2019, the Company’s Board elected Ms. Stevens to serve as President. In connection with Ms. Stevens’ election to President, the Board approved (i) an annual base salary increase to $323,000 from $305,000, and (ii) an increase in target bonus to 45% of annual base salary, from 40% of annual base salary.

In October 2015, the Company and Ms. Stevens entered into a Change of Control Bonus Agreement, or the Bonus Agreement. The Bonus Agreement provides that upon a “change of control” of the Company, Ms. Stevens will be entitled to a cash bonus. A “change of control” is defined to mean a sale of all or substantially all of the assets of the Company or the acquisition of more than 50% of the outstanding equity or ownership interests by any one person or group of persons. The amount of the bonus will be based upon the product of (i) the number of shares of the Company’s outstanding equity interest as of the closing of the transaction resulting in a change of control multiplied by (ii) the price of one such interest as of such closing as reported on the principal stock exchange on which such equity interests are traded. If such amount is greater than $100 million, but does not exceed $150 million, the Company will pay Ms. Stevens 0.50% of such amount. In the event such amount exceeds $150 million, the Company will pay Ms. Stevens 0.75% of such amount. The Bonus Agreement terminates upon the earliest of (i) payment of a change of control bonus, (ii) Ms. Stevens’ termination of employment prior to a change of control, or (iii) by mutual agreement of the Company and Ms. Stevens. No benefits will be paid for such bonus if Ms. Stevens incurs a separation from service with the Company for any reason, subject to certain exceptions, at any time prior to a change of control.

The Bonus Agreement also amends the provisions of Ms. Stevens’ employment agreement related to Section 280G of the Internal Revenue Code, or the Code. It provides that the Company will pay Ms. Stevens the greater of (i) all of the payments and benefits payable under the Bonus Agreement and all other agreements between the Company and Ms. Stevens as a result of a change in ownership or control or (ii) one dollar less than the amount of such payments and benefits that would subject Ms. Stevens to the tax imposed by Section 4999 of the Code, whichever gives Ms. Stevens the highest net after-tax amount.

Mr. Jonathan Go, our Chief Technology Officer

On November 6, 2019 we entered into an employment agreement with Mr. Go. Pursuant to the agreement, Mr. Go serves as Chief Technology Officer and his compensation consists of an annual base salary of $300,000, a non-bonus eligible salary of $10,200, and a target annual incentive bonus of 40% of his base salary if the Company achieves goals and objectives determined by the Compensation Committee.

Mr. Go is also entitled to customary benefits, including participation in employee benefit plans. Mr. Go’s employment agreement provides that if his employment is terminated without “cause” or if he terminates his employment for “good reason” (as such terms are defined in Mr. Go’s employment agreement), in each case while he serves as Chief Technology Officer, then: (i) he will continue to receive an amount equal to his base salary for the 12 month period from the date of his termination; (ii) he will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of his termination; and (iii) he will receive continued health benefits for 12 months.

In the event that within 6 months of a “change in control” Mr. Go’s employment is terminated by the Company without “cause” while he serves as Chief Technology Officer, then (i) he will continue to receive an amount equal to his base salary for the period of 18 months from the date of his termination; (ii) he will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of his termination, and (iii) all unvested stock options and other equity awards granted by the Company shall immediately vest and become exercisable and shall remain exercisable for not less than 180 days thereafter.

Outstanding Equity Awards at December 31, 2019

The following table sets forth information regarding unexercised options and unvested stock awards outstanding at December 31, 2019 for each of our named and former executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Michael Klein	373,205	(1)	186,604	2.89	11/16/2028

Stacey Stevens	10,000			5.10	7/8/2021	18,333	142,447
	6,667			2.90	2/7/2022	14,584	113,318
	40,000			2.27	9/25/2022		—
	20,000			6.68	6/19/2024
	25,000		25,000	9.00	2/5/2025

Jonathan Go	20,000			5.75	3/29/2021	10,000	77,700
	30,000			3.15	11/10/2021
	20,000			2.90	2/7/2022
	45,000			2.27	9/25/2022
	10,000			6.68	6/19/2024
	12,500			9.00	2/5/2025
	25,000		25,000	4.37	1/15/2029

(1)	The options vest 1/12th per quarter (46,651 shares per quarter) in the first year and 1/6th per quarter (93,302 shares per quarter) in the second year commencing on the date of grant.

(2)

Represents outstanding and unvested awards of time-vested restricted stock at December 31, 2019. All unvested restricted stock awards set forth in this column vest in three equal annual installments with the first installment vesting on the first anniversary of the date of grant.

The Company has deferred settlement of certain of Ms. Stevens’ restricted shares that vested in 2020.

(3)	Calculated by multiplying the closing price per share of the Company’s Common Stock on December 31, 2019, $7.77, by the number of shares subject to the award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the Record Date, by (i) each person who is known to us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our named executive officers, (iii) each of our directors and (iv) all current executive officers and directors as a group. Unless otherwise indicated below, the address of each beneficial owner is c/o iCAD, Inc. 98 Spit Brook Road, Suite 100, Nashua, New Hampshire 03062.

Name of Beneficial Owner	Beneficially Owned (1)(2)(3)	Percentage of Class
Michael Klein	399,538	1.7%
Nathaniel Dalton	191,670	*
Dr. Rakesh Patel	167,428	*
Andy Sassine	1,458,376	6.4%
Dr. Susan Wood	87,635	*
Stacey Stevens	292,982	1.3%
Jonathan Go	267,268	1.2%
All current executive officers and directors as a group (8 persons)	2,960,976	12.43%

(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from April 30, 2020, upon (i) the exercise of options; (ii) vesting of restricted stock; (iii) warrants or rights; (iv) through the conversion of a security; (v) pursuant to the power to revoke a trust, discretionary account or similar arrangement; or (vi) pursuant to the automatic termination of a trust, discretionary account or similar arrangement. Each beneficial owner’s percentage ownership is determined by assuming that the options or other rights to acquire beneficial ownership as described above, that are held by such person (but not those held by any other person) and which are exercisable within 60 days from April 30, 2020, have been exercised. The table excludes the following stock options granted in May 2020:

Name of Beneficial Owner	Options
Michael Klein	31,890
Jonathan Go	19,134
Stacey Stevens	23,176

(2)	Unless otherwise noted, we believe that the persons referred to in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them.

(3)	Includes exercisable options to purchase shares of common stock as follows:

Name of Beneficial Owner	Exercisable Options
Michael Klein	373,206
Nathaniel Dalton	14,623
Dr. Rakesh Patel	105,211
Andrew Sassine	83,494
Dr. Susan Wood	85,001
Stacey Stevens	110,001
Jonathan Go	145,833

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

We have adopted written policies and procedures regarding related person transactions. Our policy intends to cover any transaction described under Item 404 of Regulation S-K. Our Audit Committee is responsible for reviewing and approving all related-persons transactions pursuant to the Audit Committee Charter, which has been adopted by the Board. A related person is any executive officer, director, nominee for director or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. The Audit Committee reviews and approves all related person transactions without regard to the thresholds established for disclosure under Item 404 of Regulation S-K. The Chairperson of the Audit Committee can be reached by sending a letter to Chairperson of the Audit Committee, Confidential – Conduct of Business Affairs at: iCAD, Inc., 98 Spit Brook Road, Suite 100, Nashua, NH 03062.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for the financial statements and the reporting process, including the internal control over financial reporting. The Company’s independent registered public accounting firm, BDO USA, LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles. The Audit Committee monitors these processes. The Audit Committee has reviewed and discussed the audited financial statements with management, management’s evaluations of the Company’s system of internal control over financial reporting, and BDO USA LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

As required by the standards of the Public Company Accounting Oversight Board (“PCAOB”), the Audit Committee has discussed with BDO USA, LLP (i) the matters specified in Auditing Standard No. 1301, “Communications with Audit Committees,” and (ii) the independence of BDO USA, LLP from the Company and management. BDO USA, LLP has provided the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements and management’s report on internal control over financial reporting in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 11, 2020.

The information contained in this Audit Committee report is not “soliciting material” and has not been “filed” with the SEC. This report will not be incorporated by reference into any of our future filings under the Securities Act or the Exchange Act, except to the extent that we may specifically incorporate it by reference into a future filing.

Audit Committee: Mr. Sassine (Chairman), Mr. Dalton, Dr. Wood

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aggregate fees for professional services rendered for the Company by BDO, its independent registered public accounting firm, as of or for the fiscal years ended December 31, 2019 and 2018 were:

	Fiscal Year Ended
Services Rendered(1)	December 31, 2019	December 31, 2018
Audit Fees	$423,745	$387,485
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$423,745	$387,485

(1)	The aggregate fees included in Audit Fees are fees billed for the fiscal years.

Audit fees for the fiscal years ended December 31, 2019 and 2018 relate to professional services rendered for the audits of our financial statements, quarterly reviews, issuance of consents, and assistance with review of documents filed with the SEC.

Pre-Approval Policies and Procedures

The Audit Committee Charter provides that one of the Audit Committee’s responsibilities is pre-approval of all audit, audit related, tax services and other services performed by our independent registered public accounting firm. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the Company’s independent registered public accounting firm is engaged to perform it. The Audit Committee pre-approves proposed services and fee estimates for these services. The Audit Committee chairperson or his or her designee has been designated by the Audit Committee to pre-approve any services arising during the year that were not pre-approved by the Audit Committee. Services pre-approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee pre-approved all of the audit services provided by BDO to us during the fiscal years ended December 31, 2019 and 2018.

PROPOSAL II

APPROVAL OF AMENDMENT TO THE COMPANY’S

CERTIFICATE OF INCORPORATION TO INCREASE THE COMPANY’S

AUTHORIZED SHARES OF COMMON STOCK FROM 30,000,000 TO 60,000,000

We are asking you to adopt and approve an amendment to our Certificate of Incorporation, to increase our authorized shares of common stock from 30,000,000 shares, par value $0.01 per share, to 60,000,000, par value $0.01 per share. Our Board has unanimously approved, and recommends that all stockholders approve, the proposed amendment to Article Four of the Certificate of Incorporation, to increase our authorized shares of common stock. The discussion regarding this proposal is qualified in its entirety by reference to the complete text of the proposed amendment to Article Four of the Certificate of Incorporation, which is attached to this Proxy Statement as Appendix A and incorporated into this Proxy Statement by reference. We urge you to read carefully this proposed amendment to Article Four that is set forth in Appendix A in its entirety because this summary may not contain all the information about this amendment that is important to you.

Background of Proposal

The Company’s Certificate of Incorporation authorizes the issuance of 31,000,000 shares of capital stock, of which 1,000,000 shares are designated as preferred stock, par value $0.01 per share, and 30,000,000 shares are designated as common stock, par value $0.01 per share. The Board has unanimously adopted and approved an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Company capital stock to 61,000,000 shares of capital stock, of which 1,000,000 shares will continue to be designated as preferred stock and 60,000,000 shares will be designated as common stock, subject to stockholder approval.

As of the record date, a total of 23,039,376 shares of common stock were issued. Additionally, 172,255 shares were held in treasury and 479,899 shares were reserved for issuance pursuant to our equity incentive plans.

As of the record date, approximately 6,308,470 shares of common stock were available for issuance. The Company has an additional 1,000,000 authorized shares of preferred stock, none of which is currently outstanding.

Purpose of the Proposed Share Amendment

The Board has proposed this increase in authorized shares of common stock to ensure that we have sufficient shares of common stock available for general corporate purposes including, without limitation, to raise capital to the extent deemed appropriate, to have sufficient shares of common stock available to the extent that we want to offer our common stock in full or partial consideration for acquisition opportunities that we may pursue from time to time, and to provide equity incentives to employees in order to better align our employees with stockholder interests. As of the date of this Proxy Statement, except (i) as described above and (ii) our equity distribution agreement with JMP Securities for an at-the-market offering program, we have no understandings, agreements or commitments to issue common stock or to reserve additional shares of our common stock for issuance under equity compensation plans. The adoption of the amendment to our Certificate of Incorporation will not of itself cause any changes in our capital accounts.

Having additional shares of our common stock available for issuance in the future will give the Company greater flexibility and will allow the shares to be issued from time to time as determined by the Board and, unless otherwise required by Nasdaq listing rules or other applicable rules and regulations, without the expense and delay of a special stockholders’ meeting to approve the additional authorized capital stock. This will enhance our ability to respond promptly to opportunities for acquisitions, mergers, stock splits and additional financings. If we were to have to call a special stockholders’ meeting, the delay that would be involved could result in our inability to consummate a desired transaction under a required deadline. By having additional common shares authorized, we can be prepared to act quickly as opportunities arise.

Rights of Additional Authorized Shares

Any authorized shares of Company common stock, if and when issued, would be part of our existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. The holders of Company common stock have no preemptive rights to subscribe for or purchase any additional shares of Company common stock that may be issued in the future.

Effect of the Proposed Share Amendment

The increase in the Company’s authorized common stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue common stock without requiring future stockholder approval of such issuances, except as may be required by the Company’s Certificate of Incorporation, Nasdaq listing rules or other applicable rules and regulations. To the extent that the additional authorized shares are issued in the future, they could decrease the Company’s existing stockholders’ percentage equity ownership and, depending upon the price at which they are issued as compared to the price paid by existing stockholders for their shares, could be dilutive to the Company’s existing stockholders.

The increase in the authorized number of shares of Company common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company, without further action by the stockholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of the Company’s outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in our authorized shares of common stock be used as a type of anti-takeover device or part of an anti-takeover strategy.

While the proposed amendment may have anti-takeover ramifications, the Board believes that the benefits it would confer on the Company outweigh any potential disadvantages. In addition to the enhanced ability to finance acquisitions and secure capital, as discussed above, the Company would gain a degree of protection from hostile takeovers that might be contrary to the interests of the Company and its stockholders. Notwithstanding the foregoing, the Board has no present intention to issue the authorized preferred shares for any defensive or anti-takeover purpose, subject to the exercise of its fiduciary duties to the Company and its stockholders. Rather, the Board intends to issue preferred shares only for the purpose of facilitating acquisitions, capital-raising transactions and for other corporate purposes which the Board believes are in the best interests of the Company and its stockholders.

Text of the Amendment

The proposed amendment to our Certificate of Incorporation, which is set forth in Appendix A to this Proxy Statement, shows the proposed amendment of Article Four of our Certificate of Incorporation, with deletions indicated by strike-outs and additions indicated by bold text. Further, a full copy of the Certificate of Amendment to the Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware, assuming this Proposal II of this Proxy Statement is approved by our stockholders at the 2020 annual meeting, is set forth in Appendix A. If this Proposal II is approved by our stockholders, we will amend and restate our Certificate of Incorporation, in its entirety, to reflect, among other things, the revisions contemplated by this proposal as set forth in Appendix A and the Certificate of Amendment to the Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware, which is anticipated to occur promptly after the 2020 annual meeting.

Effect on Dividends

The payment of dividends, including the timing and amount dividends, must be made in accordance with our Certificate of Incorporation and the requirements of the Delaware General Corporations Law. We cannot assure you that any dividends will be paid in the future on the shares of common stock. Any declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory future prospects and contractual restrictions applicable to the payment of dividends, and other considerations that our Board deems relevant.

Interests of Directors and Executive Officers

Our directors and executive officers do not have substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock or any other of our securities.

Reservation of Right to Delay the Filing of, or Abandon the Authorized Share Increase

We reserve the right to delay the filing of, or abandon, the amendment to our Certificate of Incorporation to increase in the authorized number of shares of Company common stock without further action by our stockholders at any time before December 31, 2020, even if this Proposal II has been approved by our stockholders at the annual meeting. By voting in favor of the proposal, you are expressly also authorizing our Board to delay (until December 31, 2020) or abandon the proposal if it determines, in its sole discretion, that such action is in the best interests of the Company and its stockholders.

No Dissenters’ Rights

Our stockholders are not entitled to dissenters’ rights in connection with this Proposal II to amend to our Certificate of Incorporation to increase the authorized number of shares of Company common stock. Furthermore, we do not intend to independently provide our stockholders with any such rights.

APPROVAL REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of record of a majority in voting interest of the shares of stock entitled to be voted at the Annual Meeting, present in person or by proxy are required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION.

PROPOSAL III

TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING THE

COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

In keeping with the preference expressed by our stockholders at our 2018 annual meeting, our Board has adopted a policy of holding say-on-pay votes every year.

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, the Company is asking its stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this proxy statement. Accordingly, the following advisory resolution is submitted for stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of iCAD, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables regarding named executive officer compensation and the narrative disclosures that accompany the compensation tables.

Although the “say-on-pay” vote is non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our named executive officer compensation program.

APPROVAL REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of record of a majority in voting interest of the shares of stock entitled to be voted at the Annual Meeting, present in person or by proxy are required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE

COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL IV

TO RATIFY THE

APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020

BDO has audited and reported upon the financial statements of the Company for the fiscal year ended December 31, 2019. The Audit Committee of the Board has re-appointed BDO as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2020, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the Audit Committee Charter, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of BDO for ratification by stockholders as a matter of good corporate practice.

The Audit Committee reserves the right, even after ratification by stockholders, to change the appointment of BDO as its independent registered public accounting firm, at any time during the 2020 fiscal year, if it deems such change to be in the best interests of the Company and our stockholders. If the stockholders do not ratify the selection of BDO, the Audit Committee will review the Company’s relationship with BDO and take such action as it deems appropriate, which may include continuing to retain BDO as the Company’s independent registered public accounting firm.

APPROVAL REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of record of a majority in voting interest of the shares of stock entitled to be voted at the Annual Meeting, present in person or by proxy are required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2020.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Stockholders who wish to present proposals appropriate for consideration at our annual meeting of stockholders to be held in the year 2021 must submit a notice containing the proposal in proper form consistent with our By-Laws, addressed to the attention of our Corporate Secretary at our address set forth on the first page of this proxy statement and in accordance with applicable regulations under Rule 14a-8 of the Exchange Act, received by us no later than May 26, 2021 in order for the proposal to be considered for inclusion in our proxy statement and form of proxy relating to such annual meeting. If a stockholder submits a proposal after the deadline required under Rule 14a-8 of the Exchange Act but still wishes to present the proposal at our annual meeting of stockholders (but not in our proxy statement) to be held in 2021, the proposal, which must be presented in a manner consistent with our By-Laws and applicable law, must be submitted to our Corporate Secretary in proper form at the address set forth above so that it is received by our Corporate Secretary not less than 50 nor more than 75 days prior to the meeting unless less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case, no less than the close of business on the tenth day following the earlier of the date on which the notice of the date of the meeting was mailed or other public disclosure of the date of the meeting was made. Any such notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a description of each item of business proposed to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and record address of the stockholder proposing to bring such item of business before the meeting; (iii) the class or series and number of shares of our stock which are held of record or owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date then shall have been made publicly available) and as of the date of such notice; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; (v) a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting, and (vi) all other information which would be required to be included in a proxy statement filed with the SEC if, with respect to any such item of business, such stockholder were a participant in a solicitation subject to Section 14 of the Exchange Act.

We did not receive notice of any proposed matter to be submitted by stockholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our Board and received in respect of this Annual Meeting will be voted in the discretion of our management on such other matter which may properly come before the Annual Meeting.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by the Company.

Although it is not anticipated, we reserve the right to retain a professional firm of proxy solicitors to assist in solicitation of proxies. We estimate that we would be required to pay such firm fees ranging from $7,500 to $15,000 plus out-of-pocket expenses.

A COPY OF THE COMPANY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019 IS BEING FURNISHED HEREWITH TO EACH STOCKHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON April 29, 2020. COPIES OF OUR ANNUAL REPORT ON FORM 10-K, AND ANY AMENDMENTS TO THE FORM 10-K, WITHOUT EXHIBITS, WILL BE PROVIDED UPON WRITTEN REQUEST. EXHIBITS TO THE FORM 10-K WILL BE PROVIDED FOR A NOMINAL CHARGE. A WRITTEN REQUEST FOR THE FORM 10-K SHOULD BE MADE TO:

ICAD, INC.

98 SPIT BROOK ROAD, SUITE 100

NASHUA, NEW HAMPSHIRE 03062

ATTENTION: COMPANY SECRETARY

By order of the Board of Directors,

Michael Klein
Chief Executive Officer

May      , 2020

Appendix A

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF ICAD, INC.

Adopted in accordance with the provisions of Section 242

of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of iCAD, Inc. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by striking out the first sentence of Article FOURTH thereof and by substituting in lieu thereof a new first sentence reading as follows:

“FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Sixty One Million (61,000,000), of which Sixty Million (60,000,000) shares shall be Common Stock, par value $0.01 per share (“Common Stock”), and One Million (1,000,000) shares shall be Preferred Stock, par value $.01 per share (“Preferred Stock”).

2. That such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders.

Dated: [___]

iCAD, INC.

By:
Name:
Title:

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

 Vote by Internet or Telephone - QUICK  EASY

IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

iCAD, Inc.	Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 25, 2020.

INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0536 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PROXY	▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲	Please mark your votes like this	X
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BELOW. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED BELOW. DISCRETIONARY VOTING IS HEREBY CONFERRED AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

1.	Election of Directors (1) Michael Klein (2) Nathaniel Dalton (3) Dr. Rakesh Patel (4) Andy Sassine (5) Dr. Susan Wood	For all nominees listed below (except as indicated to the contrary below) ☐	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) ☐	4.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.	FOR ☐	AGAINST ☐	ABSTAIN ☐
				5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below)

2.	To approve and adopt an amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase our authorized shares of common stock from 30,000,000, par value $0.01 per share, to 60,000,000, par value $0.01 per share.	FOR ☐	AGAINST ☐	ABSTAIN ☐
CONTROL NUMBER
3.	To approve, by non-binding advisory vote, the resolution approving the Company’s named executive officer compensation (“Say on Pay Proposal”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature	Signature, if held jointly	Date	, 2020.
Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held June 26, 2020

The Proxy Statement and Annual Report to Stockholders

are available at

http://www.cstproxy.com/icadmed/2020

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

PROXY

iCAD, Inc.

98 Spit Brook, Suite 100

Nashua, New Hampshire 03062

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 26, 2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints MICHAEL KLEIN and SCOTT AREGLADO, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of iCAD, Inc. (the “Company”) on Friday, June 26, 2020, at 10:00 AM or at any postponements or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters on the reverse side.

(Continued, and to be marked, dated and signed, on the other side)